Exhibit 99.1

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

On July 12, 2016, Triton Container International Limited ("TCIL") and TAL International Group, Inc. ("TAL") combined in an all-stock merger (the "Merger"). Under the terms of the transaction agreement, TCIL and TAL combined under a newly formed company, Triton International Limited ("Triton"). The unaudited pro forma combined statement of operations is based on Triton’s historical consolidated financial statements for the year ended December 31, 2016, as reported on Triton's Form 10-K, which was filed with the Securities and Exchange Commission (the "SEC") SEC on March 17, 2017, and TAL’s historical consolidated financial statements for the period of January 1, 2016 through July 12, 2016. These combined historical statements of operations are adjusted to give effect to the purchase accounting adjustments related to the Merger as if it had occurred on January 1, 2016. The adjustments are described in the accompanying notes to the unaudited pro forma combined statement of operations.

The pro forma adjustments are based on the purchase accounting effects reflected in Triton's consolidated financial statements for the year ended December 31, 2016 and have been made solely for informational purposes. The actual results reported by the combined company may have differed significantly from those reflected in this unaudited pro forma combined financial information had the Merger actually occurred on January 1, 2016. As a result, the unaudited pro forma combined financial information is not intended to represent and is not necessarily indicative of what the combined company’s results of operations would have been had the Merger been completed on January 1, 2016. In addition, the unaudited pro forma combined financial information does not purport to project the future financial condition and results of operations of the combined company.

The unaudited pro forma combined financial information is based upon and should be read in conjunction with the historical financial statements and accompanying notes of Triton for the applicable periods that are included in Triton’s annual report on Form 10-K. In addition, the unaudited pro forma combined statement of operations should be read in conjunction with the accompanying notes to the unaudited pro forma combined statement of operations.

The pro forma assumptions and adjustments are described in the accompanying notes presented with the unaudited pro forma combined statement of operations. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the consolidated results.

The unaudited pro forma combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Merger or the costs necessary to achieve these costs savings, operating efficiencies and synergies.

The following should be read in conjunction with the other financial information Triton files with the SEC.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2016

(In thousands, except per share data)

	Historical Triton (1)	Historical TAL (2)	Pro Forma Adjustments		Pro Forma Combined

Leasing revenues:
Operating leases	$813,357	$300,683	$(47,348	)(a)	$1,066,692
Finance leases	15,337	6,392	131	(b)	21,860
Total leasing revenues	828,694	307,075	(47,217)		1,088,552

Equipment trading revenues	16,418	23,509	—		39,927
Equipment trading expenses	(15,800)	(23,515)	—		(39,315)
Trading margin	618	(6)	—		612

Net (loss) on sale of leasing equipment	(20,347)	(31,127)	(2,381	)(c)	(53,855)

Operating expenses:
Depreciation and amortization	392,592	134,641	(39,446	)(d)	487,787
Direct operating expenses	84,256	40,294	—		124,550
Administrative expenses	65,618	23,032	105	(e)	88,755
Transaction and other costs	66,916	4,989	(65,426	)(f)	6,479
Provision (benefit) for doubtful accounts	23,304	(245)			23,059
Total operating expenses	632,686	202,711	(104,767)		730,630
Operating income	176,279	73,231	55,169		304,679

Other expense:
Interest and debt expense	184,014	61,238	(2,206	)(g)	243,046
Realized loss on derivative instruments, net	3,438	572	—		4,010
Unrealized (gain) loss on derivative instruments, net	(4,405)	705	—		(3,700)
Write-off of deferred financing costs	141	536	—		677
Other (income), net	(1,076)	(1,453)	—		(2,529)
Total other expense	182,112	61,598	(2,206)		241,504

(Loss) income before income taxes	(5,833)	11,633	57,375		63,175
Income (benefit) tax expense	(48)	7,403	3,679	(h)	11,034
Net (loss) income	$(5,785)	$4,230	$53,696		$52,141
Less: income attributable to non-controlling interests	7,732	—	—		7,732
Net (loss) income attributable to shareholders	$(13,517)	$4,230	$53,696		$44,409
Pro Forma Earnings Per Share Data:
Net income per common share - Basic	$(0.24)				$0.59
Net income per common share - Diluted	$(0.24)				$0.59
Weighted average common shares outstanding:
Basic	56,032			(i)	73,537
Diluted	56,032			(i)	73,585

(1) As reported on Triton's Form 10-K which was filed with the SEC on March 17, 2017.

(2) Represents TAL's statement of operations for the period of January 1, 2016 to July 12, 2016.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

The following represents an explanation of the various adjustments to the unaudited pro forma combined statement of operations as if the Merger had occurred on January 1, 2016:

(a)	Represents the adjustments to revenue recognized during the period. The adjustments for the period presented are as follows (in thousands):

Year Ended December 31, 2016
Lease intangible(1)	$(49,440)
Deferred revenue(2)	2,092
Pro forma adjustment	$(47,348)

(1)	Triton recognized a lease intangible asset in purchase accounting for variance of contractual per diem lease rates and market per diem rates as of July 12, 2016. The adjustment is the amortization of the lease intangible asset for the period from January 1, 2016 through July 12, 2016.
(2)	TAL recognized deferred customer credits or fees as a reduction of revenue for the period from January 1, 2016 through July 12, 2016. The adjustment to leasing revenue is the reversal of these deferred customer credits or fees recognized during the period from January 1, 2016 through July 12, 2016 to reflect if the Merger was completed on January 1, 2016.

(b)	Represents the adjustment to direct financing lease income based on the market interest rates as of July 12, 2016.

(c)	Represents the adjustment to loss on sale of disposition of leasing equipment. This adjustment is based on the impact of the write-down of the TAL equipment on the Merger close date of July 12, 2016 for impairment and disposition.

(d)	The following table represents the adjustments to depreciation and amortization expense for each asset category for the period presented as follows (in thousands):

Year Ended December 31, 2016
Depreciable assets:
Revenue earning equipment	$(44,889)

Amortizable intangible assets:
Internally developed lease operating software	4,019
Customer intangible	1,424
Total amortizable intangible assets	5,443

Total pro forma depreciation and amortization expense adjustment	$(39,446)

The revenue earning equipment depreciation benefit adjustment is the difference between the depreciation expense recorded in TAL's historical statement of operations based on the historical cost value compared to the depreciation expense that was recalculated based on the fair value of TAL's equipment calculated for purchase accounting.

Estimates such as useful lives and residual values inherent in TAL’s depreciation policy are evaluated on a regular basis and adjusted accordingly if circumstances indicate that these estimates have changed.

The depreciation expense adjustment did not contain any changes to underlying estimates such as useful lives or residual values contained in TAL’s respective depreciation policy.

(e)	Represents the adjustment to the amortization of TAL's 2016 restricted stock charge which was re-valued as of the Merger close date on July 12, 2016.

(f)	Represents the adjustment of transaction costs related to the Merger of $65.4 million for the year ended December 31, 2016. Transaction costs include legal, accounting, and other advisory fees of approximately $23.0 million and costs related to severance and retention bonuses of approximately $42.5 million which are directly associated with the Merger and were reflected in Triton and TAL's historical consolidated financial statements for the year ended December 31, 2016.

(g)	The following table represents the adjustment for interest and debt expense (in thousands):

Year Ended December 31, 2016

Fair value of debt and terminated deferred financing costs (1)	$3,845
Fair value of swaps and terminated amortization costs (2)	(5,478)
Write-off of terminated deferred financing costs (3)	(573)
Total pro forma interest and debt expense adjustment	$(2,206)

(1) Represents the adjustment of interest expense of $7.6 million related to the fair value of debt offset by the deferred financing costs write-down benefit of $3.7 million that was re-valued as of the Merger close date on July 12, 2016.

(2) Represents the adjustment of interest expense related to the fair value of swaps and swap amortization elimination that was re-valued as of the Merger close date on July 12, 2016.

(3) Represents the adjustment of interest expense related to deferred financing costs included in TAL's historical statement of operations that was re-valued as of the Merger close date on July 12, 2016.

(h)	Represents the adjustment based on the blended effective income tax rate of 6.4% on pretax proforma adjustments of $57.4 million.

(i)	Represents the resulting weighted average basic and diluted common shares adjustment as if the Merger was completed on January 1, 2016.